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                                                                      Exhibit 99




April 19, 2004


Dear Shareholder,

This update describes our efforts to address credit quality issues and related matters. In our previous communication with you, dated February 20, 2004, we reported on the likelihood that banking regulators would place restrictions on certain operations of the organization. We have now received from the Federal Deposit Insurance Corporation and the applicable state banking regulators proposed joint orders relative to four of our banking subsidiaries, CIB Bank-Chicago, Central Illinois Bank, Marine Bank-Wisconsin and CIB Bank-Indiana, to cease and desist from certain banking practices and violations of law, such violations being primarily transactions with affiliates. We have had discussions with the regulators regarding the specific terms of the orders and required actions.

The orders will not be finalized until the completion of our discussions with the regulators. However, based on the information available, we believe the final orders are likely to require actions including, but not limited to, the following:

o        a minimum level of Tier 1 capital as a percentage of total assets;

o adoption of a comprehensive plan to improve the organization's overall earnings;

o        limitations on the rate of increase in total assets and total loans;

o        restrictions on dividend payments from our bank subsidiaries to CIB
         Marine;

o a plan to reduce the organization's concentrations of credit and its position in certain assets or loan relationships classified as substandard or doubtful ; and

o        development of a system to correct loan administration deficiencies.

This information is provided to give an indication of likely terms and is not intended to present all material elements of the proposed orders or what may be included in the final orders. We will provide you with additional information about the orders after they are finalized.

It is important to emphasize that CIB Marine and its subsidiaries continue to be operated under the leadership of our Board of Directors and management. We continue to offer a full range of retail banking, lending and other financial services, and remain strongly committed to providing the highest level of customer service. Deposit accounts continue to be Federally insured to the maximum limits permitted by law.


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As noted in our previous letter, a Special Review Committee of the Board of CIB
Marine was formed to review certain credit quality issues and related matters. This committee has engaged independent outside counsel to conduct an investigation into these matters and possible illegal acts. While we are still in the process of completing this review and investigation, our net loss for 2003 is expected to range between $135 million and $155 million and nonperforming assets are expected to be approximately $205 million at December 31, 2003. These estimates are subject to further change; and to the audit of our consolidated financial statements by our external auditors. A significant portion of the estimated net loss and increase in nonperforming assets is the result of a deterioration in asset quality and loan losses related to CIB Bank - Chicago, including a $43 million loss related to a real estate development loan. In addition, the range of net loss includes an estimate of a valuation allowance against deferred tax assets of as much as $43 million and the impairment of approximately $14 million in goodwill.

As a result of the amount of the expected net loss, it is also estimated that the capital level of the company will be categorized as under-capitalized pursuant to the regulatory guidelines for capital adequacy and CIB Bank - Chicago will be categorized as significantly under-capitalized. We believe that all of our other subsidiary banks will be categorized as either well or adequately capitalized.

In order to address the liquidity needs resulting from these issues, we have significantly increased the level of liquidity at our subsidiary banks. In addition, the holding company is taking action to improve its liquidity, including the deferral of interest payments on our trust preferred securities as permitted by the terms of such securities. Our revolving line of credit matures on April 23, 2004 and we are pursuing the extension of the line. Although we have received previous extensions from the lender, we continue to be in non-compliance with the terms of the line of credit and there can be no assurance that we will receive any such extension. If the line is not extended we would have to seek other sources of capital and funding to replace the line. This line of credit is secured by the stock of our subsidiary banks.

We have determined that our quarterly reports on Form 10-Q filed for the first and second quarters of 2003 will need to be restated and should no longer be relied upon. We are continuing to review whether we will need to restate the results reported in the 2002 Annual Report on Form 10-K and whether any of the expected loss currently recognized in 2003 is attributable to 2002. As a result, the 2002 Annual Report on Form 10-K, including the consolidated financial statements and KPMG LLP's audit report thereon should no longer be relied upon.

As previously disclosed in our Form 8-K filed on March 8, 2004, we will also file amended Call Reports with the appropriate regulatory agency for the relevant periods upon completion of our review. We believe the amended Call Reports will reflect a material increase in the net losses reported in such reports.

We understand that these are difficult and challenging issues, and have continued to take action to strengthen the organization. We have taken a number of steps to ensure that CIB Marine and its subsidiaries have the leadership needed to move the organization forward.

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o        W. Scott Blake has been named Chairman of the Board of Directors. Mr.
         Blake also chairs the Executive Committee of the Board, and is a key driver in this committee's efforts to restore our organization to a position of strength. A Board member since 1987, Mr. Blake is founder and President of a real estate development, investment and property management company. As Chairman of the Board, Mr. Blake has succeeded Donald M. Trilling, who continues to serve as a member of the Board.

o We are pleased to report that Stanley J. Calderon has been named President and Chief Executive Officer of CIB Marine. Mr. Calderon has over 30 years of banking experience, most recently as Executive Vice President, Bank One (Midwest Region) where he was responsible for a middle market line of business with loan commitments totaling approximately $18 billion. Mr. Calderon joined the Company on April 12, 2004. Attached is a copy of the press release announcing the hiring of Mr. Calderon.

o J. Michael Straka has retired from his membership on the Board and has decided to retire from his employment at CIB Marine during the month of April 2004.

o We have reinforced the management team at CIB Bank - Chicago. Michael Rechkemmer, Executive Vice President of CIB Marine, has been named interim President of CIB Bank-Chicago, while we search for an individual to fill that position on a permanent basis. Carol Pumphrey, Executive Vice President, has been named Senior Lender at CIB Bank-Chicago. Mike and Carol fill positions vacated by the resignations of John T. Bean, former President of CIB Bank-Chicago, and Daniel J. Regan, former Executive Vice President and Senior Lender at our Chicago bank.

o As we reported previously, our lending organization has been strengthened with the appointment of Michael J. Miller as Executive Vice President and Chief Lending Officer, and Margaret A. Incandela as Senior Vice President and Chief Credit Officer. Stephen C. Bonnell, our former Chief Credit Officer, recently resigned.

We also have continued to make progress on a number of the initiatives we discussed in our February 20 letter and are continuing to correct the previously reported ineffectiveness of certain internal controls over the loan risk management process.


o The loan approval process and other credit policies and procedures have been enhanced. Our Executive Loan Committee and the Large Loan Committees of our individual banking subsidiaries are exercising rigorous oversight of our loan portfolio. An early identification/warning process and loan grade certification program are in place to assist in the prompt identification, evaluation and monitoring of weak credits.


o We continue to work toward executing our strategy to sell certain non-performing and performing loans. We have engaged brokers to assist in these efforts. When completed, these transactions are expected to improve our capital position.

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o        Expense controls have been put in place, including a reduction in executive management compensation, a freeze on salaries for other employees, restrictions on new hiring, and limitations on capital expenditures and other expense items.

We have also engaged the investment banking firm of Sandler O'Neill & Partners, L.P., to market for sale two of our banking subsidiaries, Citrus Bank, N.A., with operations in Southeastern Florida, and Marine Bank, FSB, with operations in Scottsdale, Las Vegas, and Omaha. In addition, we are in the process of selling certain of our non-banking subsidiaries. The sale of these subsidiaries is part of our new strategy to focus on our core midwestern banking operations in Illinois, Wisconsin and Indiana, as well as to strengthen our liquidity and capital position.

Much more work remains to be done to ensure the strength of CIB Marine and its banking subsidiaries for the long term. Please be assured that the Board of Directors and management will continue to diligently pursue all appropriate avenues to resolve credit quality issues, maintain our tradition of superior service, improve earnings, and earn the confidence of our customers, shareholders and employees. We appreciate your support as we work through these issues.

We plan to provide shareholders with an opportunity to discuss these matters with the Board of Directors and management at an informational meeting tentatively scheduled for late June or early July. We will provide you with details of this meeting as soon as the arrangements are finalized.


Sincerely,


The Board of Directors




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This letter contains forward-looking information. Actual results could differ materially from those indicated by these statements. CIB Marine's Quarterly Report on Form 10-Q for the quarter ended June 30, 2003, including the captioned "Forward Looking Statements", and other periodic reports to the SEC contain information about factors that could affect actual results.
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               CIB MARINE BANCSHARES, INC. NAMES STANLEY CALDERON

                                PRESIDENT AND CEO


PEWAUKEE, Wisconsin, April 12, 2004 - CIB Marine Bancshares, Inc. announced today that its Board of Directors has named Stanley J. Calderon to the position of President and Chief Executive Officer of the multi-bank holding company.

         Mr. Calderon, age 58, has more than 30 years of banking industry experience, much of it spent in executive positions with the Bank One organization. Most recently, he served as Executive Vice President and Manager of Middle Market Banking for Bank One's Midwest Region, which includes Illinois, Wisconsin and Indiana. In that role, Mr. Calderon was responsible for a middle market line of business with approximately $18 billion in loan commitments. Prior to the merger of Bank One and First Chicago/NBD, he served as Chairman and CEO of Bank One, Chicago. From 1991 to 1993, Mr. Calderon was Executive Vice President of Bank One, Texas, where he oversaw as many as 24 community banks. He began his banking career in 1971 at Purdue National Bank of Lafayette, Indiana, which subsequently became Bank One, Lafayette, and served as President and CEO of that organization from 1985-1991.

         Among his community activities, Mr. Calderon is a member of the Dean's Advisory Council at Purdue University's Krannert School of Management. He also is a trustee of Roosevelt University and Providence St. Mel school, and a director of the Chicago Historical Society. Mr. Calderon is a graduate of the Krannert School of Management at Purdue University and attended Naval Officers Candidate School.

         In announcing the new appointment, the CIB Marine Board of Directors stated, "Stan Calderon is eminently qualified to lead our Company as President and Chief Executive Officer. He has a demonstrated track record with one of the country's most prominent banking institutions and is highly respected for his commitment to credit quality, customer service and sound management. We are pleased to welcome him and look forward to his contributions to CIB Marine."

         Mr. Calderon noted, "I am excited and energized by the opportunity at CIB Marine. The Board of Directors and entire organization are committed to resolving recent credit quality issues and to moving forward as a strong, vital institution. CIB Marine's banking subsidiaries play an integral part in serving the needs of their customers and communities, and I am confident that they will do so for many years to come."

         As President and CEO, Mr. Calderon succeeds J. Michael Straka, who announced his retirement from those positions in February 2004.

         CIB Marine Bancshares, Inc. is a multi-bank holding company that currently operates approximately 58 banking offices in Arizona, Illinois, Indiana, Florida, Nebraska, Nevada and Wisconsin.